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                                                                    EXHIBIT 99.1


                                IDEX CORPORATION

                             MODERATOR: SUSAN FISHER
                                OCTOBER 19, 2006
                                   1:30 PM CT


Operator:             Good afternoon my name is Tamika. And I will be your
                      conference operator today. At this time I would like to welcome everyone to the IDEX Corp. Third Quarter Earnings
                      Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session.

                      If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. I would now like to turn the call over to Miss Fisher, the company's Director of Investor Relations. Miss Fisher, you may begin your conference.

Susan Fisher:         Thank you Tamika and good afternoon everyone. Thanks for
                      joining us today for our discussion of the IDEX third quarter '06 financial results. Earlier today we issued a press release outlining IDEX's financial and operating performance for both the three and six month periods ending September 30. That press release along with presentation slides to be used during today's web cast can be accessed on our company's home page at IDEXcorp.com.

                      Joining me today from IDEX management are Larry Kingsley, Chairman and CEO and Dom Romeo, Vice President and Chief Financial Officer. The format for our call today is as follows. First Dom will take you through our financial results for the quarter and year to date including the segment results. Larry will then provide an update on our progress in operational excellence and our growth and innovation initiatives within our four segments.

                      Following our prepared remarks we'll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 800-642-1687 and entering the conference I.D. number 4089864 or simply log on to our company home page for the web cast replay.

                      As we begin a brief reminder, this call may contain certain forward looking statements that are subject to the safe harbor language in today's press release and in our company's filings with the Securities and Exchange Commission. And now with that I'll turn this call over to our Chief Financial Officer, Dom Romeo. Dom.

Dom Romeo:            Thanks Susan and good afternoon everyone. Financially we
                      had a very solid quarter. Organic sales growth of 9% once again came in at the high end of our stated goal of mid to high single digit. We've also made some very nice progress on acquisitions. On earnings we continue to expand margin and grow EPS. Our free cash flow and balance sheet are also very strong so all in we continue to see terrific execution of both our growth strategies and our operating initiatives.

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                      I'm now on slide five, orders and sales. In the third
                      quarter both sales and orders were up 9% on an organic basis and with the acquisition of EPI and JUN-AIR and also currency both orders and sales were up 16% on a reported basis. Let me provide just a little bit more color on third quarter orders. Monthly orders were $89 million in July and about $99 million in both the months of August and September.

                      In Fluid & Metering technologies, orders were up 17% on a reported basis and when we adjust for currency in about $2 to $3 million of Q3 orders that'll flow into next year the adjusted growth rate would in the 12 to 13% for fluid metering technologies so very solid. And Larry will discuss some of the market trends and how we continue to be very well positioned later in the call.

                      Turning next to operating margin on slide 6, for the third quarter operating margin was 18.8% that's up 40 basis points from last year and both years do exclude Lubriquip. This includes and expensing of stock options which had a 60 basis point impact so when you adjust for option expensing our operating margin was up 100 basis points very last year.

                      I'll talk about flow through when we review each of these segments but we experienced higher than our 30 to 35% range both within Fluid & Metering and also within dispensing. And we were impacted by mix and fire and safety and then by acquisitions within health and sciences but all in we continue to see nice benefit here from our operating initiatives.

                      Gross margin company wide was 41% that's up 40 basis points versus last year and again SG&A including the 60 basis points from stock option expensing was essentially flat with a third quarter of last year at just over 22% so again from an operating margin perspective extremely strong execution. Slide seven, income and EPS, income from continuing operations of $33.3 million is a 19% increase from last year.

                      Diluted EPS of 62 cents improved 9 cents or 17% from last year. And in our earnings release you'll note a $13 million gain classified below continuing operations as net gain on the sale of discontinued operations. This amount includes the gain on the sale of Lubriquip as we've previously announced of about $16.7 million that gain was offset by an estimated loss of $3.7 on our decision to sell Halox.

                      And Halox is a small product line with Pulsafeeder. It had annual sales of about $2 million and a technology that we've made the strategic decision to sell. Our effective tax rate for the third quarter increased to 35% from 34% last year. This had the effect of reducing third quarter EPS by about 1 penny. The range I've discussed in prior quarters was 33 to 35%. The lower end of this range did assume by year end that the research and development credits would be extended.

                      At present there continues to be some level of uncertainty on the legislative side so for internal purposes for the fourth quarter we're using a 34% tax rate. And again though from an EPS perspective extremely strong performance for the quarter and also for the year, our year to date EPS is up 18%. Turning next to slide eight we continue to generate solid cash flow.

                      Year to date free cash flow of $98.5 million is 18% higher than last year. We continue to apply strong discipline towards acquisition based on both their strategic and financial merits in the quarter acquisitions added just under 6% to our top line and on October 3 we announced the completion of our acquisition of Banjo. Earlier in September we announced that with Banjo, EPI, and JUN-AIR that our combined annualized revenues from acquisitions would be about $100 million with operating margins of 23 to 25% so just terrific progress here on acquisitions.

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                      Our balance sheet continues to be very strong with debt to cap of 15% at September 30 and on a pro forma basis it's in the mid 20's once we add Banjo. On working capital when you adjust for acquisitions comparable inventory is up about 4% from the end of last year with organic growth of 9% we continue to see a slight improvement there in turns. On receivables our DSO is in the mid 40's and CAPEX for the quarter was $6.3 million and is $16 million year to date.

                      We continue to see our year in the range of $23 to $26 million. Turning next to page nine, Fluid & Metering Technologies, I mentioned the details behind these 17% order growth rate earlier. Sales were up 9%, 1% of which was currency related. Larry will detail some of the market trends and some the key growth drivers but from a margin perspective FMT is just hitting on all cylinders. Twenty-one point six percent operating margin is up 150 basis points from last year and from a flow through perspective if you adjust for the 1 point of growth due to currency the flow through on this organic growth is over 40%.

                      So again consistent with the last several quarters, Fluid & Metering continues to post just impressive income growth and also nice margin expansion. Moving next to Health & Sciences, HS&T grew at 34% in the quarter. Acquisitions added 23% and while organic growth was 10% a year to date organic growth is 14%. Operating income of $14.5 million was a 25% increase from last year.

                      And operating margin of 17.8% for the third quarter was essentially flat with the second quarter and is down 130 basis points versus last year due to acquisition and related expenses. Turning now to Dispensing, page 11, here we continue to see solid growth on the domestic side and as we mentioned last quarter we benefit from some easier comps in Europe but all in we experienced very strong 12% organic growth rate in the quarter for Dispensing. And as you all know Dispensing operates at well under one month of backlog at any point in time.

                      As many of our large customers specifically in the U.S. have very short order cycles and essentially our third quarter order rate does not reflect what we anticipate for deliveries in the fourth quarter to our ever expanding domestic retail customers. So as such we don't see that 2% growth rate in the third quarter for orders as indicative of our expectations for growth for this unit in the fourth quarter. So we'd expect results similar to our company wide stated goals for organic growth.

                      On margin $8.4 million was just over 22% of sales and increased 190 basis points from last year and again the flow through when you adjust for currency was just under 40% in Dispensing so very good conversion. And so as we said in the past Dispensing due to it's lumpy nature is a modeling challenge but clearly a very solid third quarter both on the growth side and margin expansion.

                      Lastly Fire & Safety on page 12, sales were up 10% in total and 8% on an organic basis and orders essentially followed sales. Operating income of $15.8 million was up 6% and while the 24.3% is solid it was down about 90 points versus last year due to product mix and to a lesser extent start up expenses associated with the opening of our new facility for rescue tools in China.

                      But all in company wide very solid performance in the third quarter and we continue to generate strong organic growth. Its being nicely complemented as you can see with strategic acquisitions and we continue to expand margins and generate strong free cash flow. So with that I'll turn it over to Larry. Larry.

Larry Kingsley:       Thanks Dom. I think you're all familiar with our business
                      model as an applied solutions provider to niche markets and particular with our focus on fluidics. With that in mind I'm going to flip forward to slide 14, I'm going to update you on our mixed model initiative and do so by way of a current deployment example.

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                      As you know we're one of the leaders applying the
                      principles of operational excellence. We're demonstrating consistence productivity gains, cost avoidance, and sustained free cash generation. On a percent of sales basis our direct labor content has decreased 20% over the past three years. Our plants have ample capacity for us to grow 35% or more and that's without significant incremental capacity based PP&E looking forward.

                      Our free cash, as Dom mentioned, has grown 18% this year and that's just typical of the consistent outstanding performance that we continue to generate. We're always asked by investors how long can we sustain our rate of operational improvement? We think we have many continued productivity opportunities from our long standing IDEX businesses let alone the more recently acquired businesses.

                      And the keystone to our operational excellence deployment is Mixed Model Lean. Many of you had the opportunity to see Mixed Model in action. Now at many of our different business units, you know, the short summary report is that all of IDEX has now been trained and the value streams are rapidly becoming the basis for how we organize within our operations. We've begun to extend the Mixed Model methodology to our supply chain and also to the transactional processes.

                      And we talked about it before but just to reinforce Mixed Model is so important for us because of our very high mix, customer specific business profile. We like that profile because it enables differentiation. But it forces the different form of operational excellence hence that Mixed Model approach. In terms of current penetration or remaining value creation opportunity for Mixed Model, we think it's about 20 or 25% deployed thus far.

                      So we don't see a short term horizon to Mixed Model and we don't ever see an end to the greater operational excellence mind set. I just came back from visiting our Chinese facilities and I'm even more bullish than ever that we can continue to construct the customer specific business model in China that we have in the Western world. And that'll be enabled by Mixed Model Lean. Our Chinese strategic sourcing capability will also benefit tremendously from the same kind of Lean thinking.

                      So although there's still much to be done, we expect the benefits to accrue globally for years. I'm going to flip over to 15. We're applying operational excellence in the Health & Science businesses in a similar fashion to what we have implemented in our industrial segments. And we're seeing comparable results. And the depiction there on slide 15 is an example of great innovation leading to a Mixed Model success story within one of our HST businesses.

                      What I'd like to do is just walk through this in some detail because I think it's important to demonstrate why but also more the how as to how we apply Mixed Model. Sapphire Engineering the same business unit that manufactures this product has very recently been featured in a leading medical trade magazine. The article is a very good overview of how Mixed Model and value stream thinking at IDEX has now been successfully applied to the medical device world.

                      And just as a quick advertisement for the product for the S17 because it's such an innovative produce. This pump can accurately dispense volumes as low as 10 nanoliters per minute. We guarantee the life of the product for up to five million cycles in typical diagnostics applications. To put that into perspective the incumbent technology for this product is good for ten's or maybe hundreds of thousands of cycles so five million cycles versus ten's of hundreds of thousands of cycles.

                      Our product utilizes a proprietary IDEX developed piston technology and in many of the applications the pump head is now incorporating a fluid path manifold manufactured by our EPI Division utilizing one of the advanced polymer


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                      materials that EPI works with. So remember we acquired EPI in May. Most importantly from the Mixed Model perspective, though these pumps are fully customizable.

                      As a matter of fact we market the product family as customer specific to optimize the performance in the application. So the comment on the slide, if you look at it regarding customized solution, it's not just a product attribute but that's a core success factor for how we differentiate our capability and a means for how we defend our position.

                      For a customized solution to win, it must be commercially competitive. Customization helps achieve the better value for the customer and for us. But it must also be on time with short lead times and always meet quality expectations. When we first developed the S17 line, we knew we could manufacture it but we didn't know that we could drive customer service levels to the degree that we have utilizing Mixed Model.

                      So just to give you a sense for the process, our team developed a complete view of the desired value stream considering the entire value chain from customer to supplier. We assessed all the shared resources that potentially impact the producing the products in a single piece flow environment. We constructed products and process families as we call them with an understanding of the work content.

                      So that we could understand the Mixed Model potential leverage and that's for how this product would be manufactured in conjunction with its sibling products in the plant. We then mapped the desired product and information flows. We built a thorough understanding of all of the associated shared resources and set up times that apply. Essentially it's the total analysis for how in this fairly high variety environment we could simulate higher volume or mass flow production.

                      And again the idea with Mixed Model is to take a broader range or mix of product assimilate higher volume flow and take advantage of the classic Lean and sic sigma operating principles. So then through the use of same classic Lean manufacturing tools, we created a demand base single piece flow process where we could focus on waste reduction and particularly as it applies to this multi product family.

                      The Value Stream Team and this is important not the management group established the metrics to pace the flow and to measure their improvement. So I think you get the idea and hopefully this has illustrative of why for high mix but also how we're able to embrace customization and what it yields in the way of operational challenge but also opportunity.

                      To give you a flavor of the results, on time delivery for this product has improved to just north of 95%. We've reduced the customer lead time by 50%. First pass yield is up 7 percentage points. We've reduced the inventory associated with producing the product by over a third. And most importantly and I talked about this a little bit in the last call, our speed to market for new configurations of the family of product has enabled new customer wins.

                      As an example this pump with an EPI manifold will now be used on new customer technology which facilitates DNA synthesizing. So hopefully this Sapphire example illustrates why and also how and how in a lot more detail, how we apply our Mixed Model concepts within the construct of operational excellence. So with that I'm going to move a little quicker through the segments.

                      I'm over to slide 16. As Dom mentioned, we're just absolutely pleased with the continued strong performance of our Fluid Metering business. If you remember last quarter, we discussed our relative optimism for continued growth prospects in the space based on very strong underlying fundamentals. As Dom mentioned, not only are we growing very nicely at 9% year to date, it's very broad based.

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                      And we're realizing impressive margin expansion as we
                      grow. The end markets for Fluid Metering remain strong and we review our strategic position as excellent. Most all of the process industries continue to expand and expand globally particularly though those infrastructure segments and the ones that we focused on in the last call. The same drivers that we've talked about previously continue to apply, increased focus on process accuracy, more severe duty applications, more value placed on custody transfer of critical fluids and gases.

                      They're all driving the opportunity for new Fluid Metering applications. And they all afford the opportunity to grow our sales content in the applications. So again the Fluid Metering group did just a super job for the quarter. Dom ran through the numbers but, you know, sales and margin expansion that are very impressive and obviously they've set themselves up for a great year.

                      Over to slide 17, within FMT we're just thrilled to have the acquisition of Banjo to the Fluid & Metering group of products. The Banjo team led by Mike Bowman is very well respected in their market niche for outstanding products and operations performance. But Banjo has a track record of consistent growth and customer focused innovation. Banjo's position in the OEM and after market segments of agriculture and the industrial infrastructure segments are obviously natural extensions for our Fluid & Metering capability.

                      I'll turn now to Health & Science on slide 18. Organic sales growth year to date of 14% obviously stellar and for the quarter at 10% very impressive. The underlying market fundamentals for Health & Science remain very strong. Growth and analytical instrumentation and the laboratory test equipment and the continued evolution of the medical procedures are enabling broad based new growth opportunities for us.

                      In addition sales to other applications in patient care and OEM commercial equipment remain strong for the quarter. The integration of EPI is now just about complete. The example I just spoke of with regard to the Sapphire pump product integrating the EPI manifold is representative of the type of sales synergy that we will realize through continuing to build out our Health & Science product offering.

                      So the Health & Science Team continues to forge new opportunities for IDEX and we're just very, very pleased with their performance for the quarter and year to date. And into staffing, again organic performance for the quarter very impressive and as Dom mentioned, you know, very strong domestic performance coupled with now what we're seeing in the way of Europe in a much more stable environment.

                      Domestic demand is being driven by increased competition among the North American retailers for the DIY customer as we've talked about previously. Additional retailers do continue to expand in customized paints and coatings and the natural evolution to more automated Dispensing equipment also continues. We're also beginning to realize the benefits of the DIY in store equipment replacement sales opportunity.

                      The Dispensing Team is enhancing their product line with new global products that are easy to use and more universal in design as an example. The AT7000 family is becoming the Dispenser of choice for the mass retailer and for the DIY. The product is software and hardware configurable to achieve a broad range of applications from very small sample size volumes up to five gallon sizes and for a broad range of paints and coatings chemistries as well.

                      The team has focused on capturing their near term growth but they're also doing a fantastic job positioned themselves well for the future. So it was a solid quarter for Dispensing and again the sequential organic nature of the business is very indicative of the lumpy nature of the project associated activity. So turning now to Fire & Rescue on slide 20, organic sales growth for the year or year to date I should say is a 9% and for the quarter was 8%.

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                      We continue to experience solid demand globally for our
                      hydraulic rescue tools for the fire suppression equipment and the engineered clamping systems from BAND-IT. The '07 Federal and State Fire Act funding has been approved and the first grant release was announced last week. Subsequent announcements are expected on a weekly basis through the end of the year and going forward.

                      Within fire suppression we continue to gain share through our focus on pump modules and bundled offerings including our integrated compressed air phone pump modules. Products like the one touch control allow the fire fighter to pull up to the fire, essentially engage the pump, and by means of our single step control, easily efficiently achieve the desired foam, water, and air mix. And that's from very wet to very dry.

                      So to put it in context the competing systems require several steps to achieve the same operation. The ease of use capability has enabled us to win a recent technical run off against most of the rest of the industry which will result in a significant new two year order as an example. We opened our newest Chinese facility which is within the Fire & Rescue business last week. This state of the art vertically integrated manufacturing facility is co-located with the regional technical university.

                      So we have access to local design and to test capability and again our presence in China expands and this will certainly help us continue to meet the rapidly growing patient market demand for Fire & Rescue product. The Fire & Rescue Team continues to absolutely out perform the markets and in general create their own opportunities. And obviously help our customers innovate to save lives.

                      So I'll wrap up our prepared remarks. Q3 and year to date, you know, outstanding organic performance. Nine percent for the quarter and year to date and I think what's most impressive is now broad based it is. As Dom walked us through, excellent conversion, solid strategic acquisitions that we think further strengthen our position in the businesses, and we continue to achieve operating leverage through operational excellence and with Mixed Model in particular.

                      We're very well positioned in we think some very nice growing markets and our outlook is bullish. And obviously our team is executing extremely well. So with that we'll move onto Q&A.

Susan Fisher:         Tamika, we're ready for the questions.

Operator:             At this time if you would like to ask a question, please
                      press star one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Ned Armstrong from FBR & Company.

Larry Kingsley:       Ned.

Ned Armstrong:        Yes can you hear me?

Larry Kingsley:       Yes hi.

Ned Armstrong:        Oh okay good. Hey I had a question regarding the business
                      that you garnered in the Fluid & Metering Technologies business. You mentioned several areas in infrastructure where you had good sales this quarter. Were the orders that you received did it mirror those industries? Or were there other industries that are getting stronger?

Larry Kingsley:       Well I would say first Ned that the industry segments of
                      energy, water, you know, many of the chemical segments are certainly experiencing good growth. We think on top of their base growth rate that we continue to gain share and we're very sure of that in a couple of those segments. We see ongoing very strong orders opportunities out of all as I said all of the custody transfer applications that's for both big oil.

                      And we've also seen continued very strong quarter activity out of the alternative fuels the applications on the production side and the logistics side. So I think if I understand your question correctly from an organic garnering perspective yes we think that the ten segments that are infrastructure associated that are all process industries that are basically the fastest growth drivers within the FMT business remain strong. And we think that we're growing at least as fast as those segments.

Ned Armstrong:        Okay. And have you seen any pockets of weakness within end markets in that segment?

Larry Kingsley:       Not at all. You know, one of the things as I mentioned
                      that we've seen is the growth within FMT has been very broad based. And obviously we were pretty optimistic in our comments in the last call and you can see by way of the results for the third quarter that, you know, we essentially, you know, feel good about the nature of the FMT markets. So very broad based, I would say very consistent. And, you know, we continue to see the underlying drivers of infrastructure based spend as being quite good.

Ned Armstrong:        Okay my other question regarded Banjo. Once you take into
                      consideration the amortization you'll have for the some of the asset write ups. Will those margins be roughly in line with segment margins, above, below? Can you give a little color there?

Dom Romeo:            Sure Ned. And, you know, we gave a general view of all
                      three acquisitions at our prior announcement and I had mentioned the $100 million of run rate total analyzed revenue and the 23 to 25% operating margin. And that assessment includes Banjo which has our best estimate right now for the amortization of cost. Obviously we closed the deal two weeks ago so we're still working on the beginning balance sheet but the short answer is yes that Banjo will be accretive to the relative operating performance of Fluid Metering.

Ned Armstrong:        Okay good. Thank you very much.

Dom Romeo:            Welcome.

Operator:             Your next question comes from Scott Graham from Bear
                      Stearns.

Scott Graham:         Hey good afternoon.

Larry Kingsley:       Hi Scott.

Scott Graham:         I have a couple of questions about one the Health &
                      Science Technologies business and then also about the Fire
                      & Safety margin. On the Health & Sciences, you know, I think Larry in the past you've expressed optimism that this is a business that can grow sort of mid teens and certainly understanding that this is 14 let's put it that way understanding that there's never a straight line.

                      Is this a business where, you know, two or three quarters from now we might see like a 15% growth? Is that kind of how this works? Because this is a tough one to analyze.

Larry Kingsley:       A loaded question Scott. Scott, I would tell you that we
                      think that the Health & Science fluidics applications and the med tech applications represent big organic growth opportunities. Now obviously for the quarter 10% organic is nothing to be ashamed of that's fantastic performance.

                      I would tell you that the team that comprises our Health & Science team has got their sights set on big numbers for years to come. And we don't give guidance as you know so we're not going to get specific about, you know, what we see in the way of a couple of quarters out. But the whole idea with Health & Science is to build a high organic growth platform that we don't think in any way cycles with any of the industrial economies.

                      And is the organic growth rate going to bounce up and down a little bit quarter to quarter? Absolutely, you know, every business does and this one will I'm sure. With respect to Fire & Safety, maybe you ought to expound on your question.

Scott Graham:         Well the margin as you guys pointed out of course it was
                      down. And you gave some of the reasons but it was, you know, even with those reasons I'm wondering -- understanding of course that Mixed Model Lean still will impact that business. Would it be fair to say that this business' margin probably has less upside than the other margins?

Larry Kingsley:       Well Health & Safety -- you talking about Health & Science or Fire& Safety Scott?

Scott Graham:         Fire & Safety. There's a very big number right now and the margin and, you know, it being down this quarter I'm just wondering if that was maybe indicative of what I said.

Larry Kingsley:       No again as both Dom and I commented the Fire & Safety
                      margins for the quarter have more to do with mix and also with investment particularly in China as we, you know, built a very nice new facility there and we're outfitting that facility accordingly with people and machines and everything else.

                      The -- that business mix can be impacted one way or the other by the combination of basically the three components, bandit, the rescue tools, and the fire suppression equipment. And we just for this quarter saw on a relative basis a less profitable mix. But the overall operational excellence initiatives set and certainly our cost mindedness in that group is just as strong and just as applicable so there's anywhere else within IDEX.

Scott Graham:         Excellent thank you.

Operator:             Your next question comes from Jack Kelly from Goldman
                      Sachs.

Jack Kelly:           Hey Larry. How are you?

Larry Kingsley:       Good Jack. How are you?

Jack Kelly:           Good. Dom, you had indicated in your remarks that the flow through was a bit better than you guys traditionally get.
                      Can you give us any color on that? I mean I know it's coming from a lot of different areas but, you know, to the extent that order growth rebounded as you thought it would. It sounds like it's going to remain strong. Can we expect the flow through in, you know, the next couple quarters give where you are in terms of utilization rates to maybe be above your objectives?

Dom Romeo:            Jack that's about five different questions. I'll start
                      with the flow through. On both Fluid Metering and Dispensing my point was we were above our normal 30 to 35% at about 40% for both. So, you know, for both those businesses I would say that 30 to 35% is still indicative of how we see the future. And we made the point on both Fire & Safety and also within HST due to acquisitions so, you know, we still think the 30 to 35% is our entitlement.

Jack Kelly:           Okay. Larry, maybe you could just expand a bit on
                      Dispensing? You had characterized Europe as stabilizing.
                      Does that mean its flattish year over year? And is it stabilizing and you can kind of see light at the end of the tunnel in terms of an up take or if you'd just give a little color on that?

Larry Kingsley:       Actually it's better than the way that you're
                      characterizing it Jack. We saw organic growth in Europe in Dispensing for the quarter of a few percents. And we think the prospects in Europe are actually pretty decent. So it's -- depending on how you think about stable I guess in the IDEX work of high organic growth it's a little less than some of the rest of the businesses. But certainly far better than what we've seen in Europe over the last few quarters.

Jack Kelly:           Okay so we're seeing obviously then the sign and the paint companies coming around or is there something else going on?

Larry Kingsley:       Well as we said in the last call, one is the comps get a
                      little better. But two also we're seeing investment yes in a number of different project, mid sized project activity fronts.

Jack Kelly:           Okay. Yes just in terms of the order pattern maybe you
                      mentioned this and I missed it. But, you know, clearly in the second quarter you indicated things were going to accelerate or likely to accelerate in the third and fourth quarters and certainly they hit the number in the third quarter meaning the 9% organic growth. Is that your, you know, best assessment looking out over the next quarter or two?

Dom Romeo:            Jack, you know, we're not going to provide specific
                      guidance. But if you recall on my prepared comments I think within Fluid Metering we had 17% organic order rate growth in the third quarter. If we impact currency and also $2 or $3 million of orders that we see as flowing into next year that kind of adjusted rate there is 12 to
                      13. Dispensing, you know, our comments there are the order rate growth of 2% is not indicative of how we see the fourth quarter primarily because of the large retailers in the U.S. and their order patterns.

                      So, you know, similar to our prior comments I think the mid to high single digit growth rate is how we see things. Obviously year to date's 9% and, you know, we don't see a fourth quarter that's going to be a lot different than that type of a growth rate. But we're not going to get any more specific than that.

Jack Kelly:           Okay. Then just on Fire & Safety, Larry you had mentioned
                      there you're gaining share plus the Federal money coming in. Can you, you know, quantify to some extent how, you know, over a couple of quarter period the Federal money hits? I mean are you getting a sense from your customers who build the vehicles that, you know, this could spur demand a lot or a little or, you know, how do we kind of quantify the fact that the Federal money is now flowing?

Larry Kingsley:       The -- just to maybe paint a little bit more of a picture.
                      We -- I think all in the industry expected that the Federal money would start flowing earlier in the third quarter. It really just started to flow with the first $90 million release against the $540 million total October 6 I think it was. And the way they've bucketed that Jack is about 35% is targeted for overall fire apparatus.

                      And depending on which numbers you believe plus or minus that number for other associated equipment and then there's a piece that there's that's associated with training and wellness and some other associated things. So we're going to benefit without a doubt both in terms of truck volume as we get, you know, see the pumps and the pump modules and the cab systems and the things of the sort on the trucks.

                      But probably most importantly in terms of rescue tools, now rescue tools would be, you know, a sub bucket within the equipment purchases which would include SCBA's and, you know, other protective clothing and things of the sort. You know, obviously we didn't see any top line help through the third quarter and so said it with grant money.

                      Or if there was it was -- it's at the very end of the quarter and it was, you know, anticipatory kind of spend out of the departments before they actually release the grant. You know, there is a bit of a substitution effect we think in terms of grant money versus municipal spend so I wouldn't necessarily aggregate all of what, you know, could come in the way of grant funded purchase money on top of our, you know, outstanding organic growth already.

Jack Kelly:           Right.

Larry Kingsley:       Look in that hit all, you know, I do think we see as Dom
                      mentioned in the last call we see help for sure out of grant money going forward. And it's to your question not just the next couple of quarters. It's through '07.

Jack Kelly:           Okay good. And finally just Dom on the tax rate, you know, this R&D bill that's just been kicked around. Now they may be talking early January but if it were to be passed some time in '06, we would just kind of adjust your tax rate down by 100 basis points in the fourth quarter? Is that -- or something more or is it -- you already accrued it to the first three quarters as happening right? So the fourth quarter was truing up?

Dom Romeo:            No Jack. The new rules are you can't take any of it until
                      it's been passed by Congress. So it's not in the numbers.
                      And when I gave you the range of the low end at 33% we thought about that being passed this year. I would tell you that, you know, we're kind of running out of time this year. So we're going to use 34% right now and more to follow if it passes. It passes and that'll benefit that 34% rate in the fourth quarter if it happens.

Jack Kelly:           So if it happens, the tax rate would be between 33 and 34
                      basically for the year?

Dom Romeo:            That's a fair comment Jack.

Jack Kelly:           Yes okay thank you.

Larry Kingsley:       Thanks Jack.

Operator:             As a reminder if you would like to ask a question, please
                      press star then the number one on your telephone keypad.
                      Your next question comes from Charley Brady from BMO
                      Capital Markets.

Charley Brady:        Hi thanks, good afternoon guys.

Larry Kingsley:       Hi Charley.

Charley Brady:        Can you just comment on fact on Wal-Mart and sort of how
                      that -- I know you won't get specific on it but sort of where we are? Has there been any additional acceleration in roll out or where that's in today?

Larry Kingsley:       Would just tell you the following, there's obviously some, you know, competitive issues that apply so we don't want to get into too much detail. But we're basically 12 months into a little over a 5 year program so we've got a long way to go in terms of the roll out. And we're now hitting a kind of constant rate in terms of machines that we're, you know, Dispensing equipment that we're shipping to them for their various stores. The programs going extremely well.
                      Corporate feels very good about the overall initiative.
                      And we think we've got a, you know, a great opportunity going forward.

Charley Brady:        Okay thanks. And on the Fire side of the business and when you talk about the modules. How much of that business is coming out of the modules piece of it today?

Larry Kingsley:       How much of the total Fire suppression...

Charley Brady:        How much of Fire is stemming from module sales?

Larry Kingsley:       Very small in terms of existing total sales as the
                      denominator and, you know, modules as the numerator it's a very fast growing business for us. Because again it allows us to gain share on the truck and so we're finding with many of our customers now and not just domestic but also international that they prefer to have us build the module in many cases including the phone system in the modules such that it affords us a much higher much larger opportunity and them better more competitive offering for the truck. So on a rate basis it's certainly growing fast but it's still a fairly small percentage of total sales.

Charley Brady:        Okay thanks. And one more and I'll get back in the queue.
                      Just on raw material costs, any significant movement on any particular raw material cost as sort of how, you know, pricing capturing that right now?

Larry Kingsley:       I would say that -- and the short answer is the only real
                      sequential movements has been around nickel and stainless and it's not been significant frankly in the total and it's not been significant frankly in the total. The overall inputs discussion right now is really not a major concern for us.

Charley Brady:        Thanks very much.

Larry Kingsley:       You're very welcome.

Operator:             Your next question comes from Robert LaGaipa from CIBC
                      World Markets.

Robert LaGaipa:       Hi good afternoon.

Larry Kingsley:       Hi Bob.

Robert LaGaipa:       Just had a few questions, I guess on the Health & Science
                      Technology segment. Can you maybe just talk about, you know, just the stage we're at in terms of the integration?
                      I know you mentioned on EPI we're fairly, you know, we're pretty much done. You know, should we expect any significant integration costs from here on out?

                      I mean looking at the margin, you know, obviously flat with the previous quarter you've owned, you know, JUN-AIR and EPI for several months now. Should we expect that to move back up at least by the amount of the compression associated with the integration in the quarter?

Larry Kingsley:       I think the bigger picture here Bob to think through the
                      framework for Health & Sciences is, you know, as you know, the area that we're focused on along with FMT for our primary acquisitive efforts. And we've got our sights sets on continuing to grow by way of acquisition and principally focused on those businesses that we think are great organic opportunities for us not just short term accretive opportunities but long term good organic growth businesses for us. So the focus here is building out a platform and growth is the primary metric that we're focused on within the group.

                      In terms of margins, you know, back to the earlier question asked there's no reason why we can't get as much in the way of margin improvement in Health & Science as we have in our industrial businesses. And, you know, just as an example I talked about in our prepared remarks with the Sapphire product line. It's indicative of the kind of opportunity we have. I didn't actually talk so much about the P&L improvements in that product line but it's going to be significant.

                      And the gross margins in Health & Science are higher than they are otherwise within the business. So you're starting off with a great opportunity to leverage the business as you move forward. The timeframe for which, you know, you integrate an acquisition and when it becomes either neutral or accretive to the overall segment is a function of the individual acquisitions specific to EPI and JUN-AIR. I would tell you right now if I had to guess I would say EPI's going to get there faster than JUN-AIR but they're both going to be great growing businesses for us.

Robert LaGaipa:       Now what exactly were the costs associated within this
                      quarter, this past quarter, the third quarter? Was there anything significant, you know, in this quarter versus the prior quarters? Was it similar? Just trying to get a sense of, you know, what specifically happened in the quarter and, you know, what we should expect there moving forward.

Dom Romeo:            Yes Bob we're not going to get into fourth quarter
                      guidance. But, you know, the second and third quarter were essentially, you know, flat in terms of margin rate and the costs were similar.

Robert LaGaipa:       Okay that's what I was looking for and...

Dom Romeo:            I'll have to leave it there.

Robert LaGaipa:       Okay and on the Fluid & Metering Technology obviously, you know, just a tremendous performance probably the best -- I think it is the best margin you've had in that particular segment going back to, you know, at least in pump products overall to the mid to late '90's. And I guess my question is within that segments, you know, now that you've acquired Banjo, you know, I recognize that Banjo's margins are, you know, significantly higher than even the 23 to 25% across the acquisitions that you've had over this past year.

                      You know, should we expect now that acquisition is closed, you know, any significant write ups on inventory or amortization? You know, whatever the case may be that might impact Banjo's margin and, you know, the contribution level in the near term. And I guess as a follow on to that, you know, given Banjo's exposure towards the agricultural market, you know, specifically in North America because I know it's the largest component of their sales.

                      You know, given the agricultural weakness that you're seeing out there that some of the equipment makers have mentioned in the market. You know, is that something that we should be concerned about moving forward away from the near to intermediate term?

Dom Romeo:            On margin itself, you know, our view of Banjo is it will
                      be accretive to the relative margin of the segment so we will see improvement there even after the cost of amortization of good will and the acquisition itself. So that'll be an uptake to the overall reported margin. I'll let Larry comment on the ag side in terms of Banjo and how we see the end markets and just remember about two thirds of the company is after market not OEM.

Robert LaGaipa:       Okay.

Larry Kingsley:       That's actually the core point to be made and I think on
                      top of that if you look at Banjo's installed base where they have products and applications today on equipment and various other user sites or on user equipment it's huge just huge. So the one thing we love about Banjo if you look back, you know, the company was founded in '59 but really since the early '80's that company has just done a nice job of demonstrating consistent performance.

                      And as I said Mike Bowman and the team there, you know, they understand their market, their customers. They know how to drive sales and they've proven to do so through the cycle before. So we think that the base ag market, you know, the compliment of OEM plus MRO activity, you know, serves as a good opportunity still going forward. We think the incremental sales opportunity on top of that though is largely in the industrial segments and includes again some of the infrastructure opportunities.

Robert LaGaipa:       Right. Two other quick questions, one on Fire & Safety you had mentioned that the Fire Act has finally passed here, you know, earlier this month. You mentioned the level. How does that level -- can you just remind us how that level compares to the last act? And has the composition of the funding changed, you know, positive or negatively for yourselves?

Larry Kingsley:       The funding is basically flat with where it's been okay.
                      The composition of the funding is something you frankly don't fully know until the release is granted. To give you an example of the $90 million or so that was released last week, there were 800 plus specific programs or projects that comprised that. We think that it's a good thing for us because there was a disproportionate amount of money spent on wellness and things of the sort over the last couple of years. So we believe particularly for rescue tools it represents a good opportunity for us going forward.

Robert LaGaipa:       Okay. And last question if I could, just on the product
                      line that was divested. If I remember correctly that was a business? And I'm not sure if the product line was divested was just a part of that business but it was acquired, you know, four years ago. Now, you know, what's changed within that particular market which I believe is kind of water treatment that caused you to decide to divest this product line? And I recognize it's only a few million of sales but, you know, was there any change at the margin? Is it something that could ultimately effect the Pulsafeeder business overall?

Larry Kingsley:       No not at all Bob. You know, it's a very small product
                      line within Pulsafeeder which is obviously within FMT. And it's a niche application for producing a bio side, chlorine dioxide on site by way of an electrolytic process. We think there's still good opportunity for the product as applied in a number of the virus and mold and bacteria fighting applications that it is appropriate for.
                      The biggest issue is one; we don't see the strategic fit with our business. So it's not going to in any way disable what the Pulsafeeder team is focused on in terms of water, waste water.

                      Two it's a different channel of the market, you know, you're talking about serving a variety of infrastructure applications that are different than FMT. Its hospitals and health centers of different types and things that are food prep associated that, you know, we don't have any other associated, directly associated product sales. So it was a strategic decision and one that made sense for us irrespective of what we thought about it, you know, a few years ago.

Robert LaGaipa:       Okay terrific. Thanks very much.

Larry Kingsley:       You're welcome.

Operator:             And as a reminder, if you would like to ask a question
                      press star one on your telephone keypad. Your next question comes from Mike Schnider from Robert Baird.

Mike Schnider:        Hi good afternoon.

Larry Kingsley:       Hi Mike.

Mike Schnider:        Maybe we can start with Dispensing equipment; I just want
                      to understand the growth that's gone on domestically.
                      Sounds like it's probably mid teens at this point and I understand the Wal-Mart roll out is under way. Are there any other major programs being rolled out to explain that strong growth?

Larry Kingsley:       There are some other things there Mike. The Wal-Mart is
                      from a new retail perspective the largest program. We still think there's other good opportunities for continued other retailer expansion into paints. But there's obviously none of that in the third quarter number. On top of that though there's a paint hardware store alliance that's been recently announced that we once saw a little bit of sales activity in the quarter from a we'll see some going forward that we don't want to talk about because I don't think they've announced it yet.

                      But basically it forces a set of equipment purchases because their existing equipment in the hardware store doesn't handle the range of new paint. And on top of that we're starting to see the replacement or replenishment opportunity for equipment within one of the DIY's which has got a very long tail on it obviously that represents equipment sales opportunities for us for a good long period of time to come.

                      So the dynamic of the channel expansion in the U.S. in particular but coupled with some other nice dynamics represents I think a pretty nice prognosis for the domestic side of the Dispensing business.

Mike Schnider:        And Larry, what are you hearing from the especially the
                      domestic Fluid Management Team about the change in the environment in the DIY channel? We've got a number of these players either reporting negative same store comps or lowering guidance. Sherwin Williams this morning explained that they've seen weakness develop during the quarter and are expecting more going forward. Has this changed their capital allocation plans? We know they're squeezing inventory of paint specifically. But has it changed their spending outlook as well on equipment?

Larry Kingsley:       Not at all Mike not from what we've heard or I've heard.
                      And I would tell you that again if you back to the model here for Dispensing equipment the equipment is a very small purchase cost relative to the margin they earn on a customized paint. And as we've talked before if you were to amortize that equipment costs into the bucket of paint that you produced it's next to nothing.

                      And the way that you correlate the sales opportunity in the stores, you know, essentially there is one or more pieces of Dispensing equipment that apply per store. And shorter term negative demand from an in store sales perspective doesn't necessarily change their desire to continue to sell paint from what we believe. They make again, you know, relatively very nice margins on custom blended paint versus most of the rest of what they have. So it's a push product for them I think in either aspect of the market.

Mike Schnider:        Okay than Dispensing is obviously lumpy. We appreciate
                      that. It looks like it'll finish flat to maybe down organically for the year. Do you expect this business though to return to as kind of Index corporate average growth rate of the high single digits and...

Larry Kingsley:       Yes as Dom commented earlier I think with respect to
                      Dispensing but if not the answer is yes. We see Dispensing as capable of IDEX like targeted organic rates mid to high single digit, you know, through the long haul. And it's always going to be more lumpy than the rest of our businesses.

Mike Schnider:        Okay and then Health & Sciences, the internal growth rate
                      there I'm just wondering the deceleration that's gone on through the year. It started the quarter or started the year basically at about 16% organic growth and finished at about 10 this quarter. Do you read anything into that? Or is this just the nature of some different product roll outs?

Larry Kingsley:       No I don't read a lot into it. As a matter of fact I think we'll, you know, we'll see because it's more indicative of an OEM order format. We'll see some of that in future years. It's a little different than a lot of the rest of our businesses. But as we continue to grow in Health &
                      Science we'll see blanket orders impacting, you know, the order stream and certainly from a, you know, overall performance within the segment for what the group has made opportunity we feel good about the long term prospects
                      Mike.

Mike Schnider:        Okay. And final question just on pricing itself, any idea
                      what pricing is contributing to growth at this point? And
                      I guess what's your view of pricings contribution kind of in the next 12 months, greater, lesser and especially visa via what you see with raw materials today?

Larry Kingsley:       Yes sure Mike. Is your question on a company wide basis
                      or...

Mike Schnider:        Yes.

Larry Kingsley:       It's actually fairly similar. While, you know, I think you know we've typically achieved just under a couple hundred basis points in the way of price. I would anticipate that to be a good rule to apply going forward as well. We've done better than that in a couple of the businesses within the portfolio this year but I think that's a good number to apply looking out.

Mike Schnider:        Okay. Thank you.

Larry Kingsley:       Yes Mike. Thank you.

Operator:             At this time there are no further questions.

Larry Kingsley:       Okay. Well thank you all very much. We'll look forward to
                      spending time with you through the course of the rest of the year. And we'll look forward to talking to you again on the call in the first part of next year. Thanks.

Operator:             This concludes today's IDEX Corp. Third Quarter Earnings
                      Release Conference Call. You may now disconnect.


                                       END